Exhibit 99 NEWS RELEASE

Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES ISSUANCE
OF TRUST PREFERRED SECURITIES

DEFIANCE, OHIO (April 3, 2007) – First Defiance Financial Corp. (Nasdaq FDEF), the parent company of First Federal Bank of the Midwest, announced today that it has completed an issuance of $15 million aggregate principal amount Pooled Capital Securities. These securities have a 30-year maturity and are redeemable by the Company after five years. The securities pay a fixed interest rate of 6.441% for the first five years and will carry a floating interest rate based on three-month LIBOR plus 150 basis points, repricing quarterly, for the period after the initial five years.

The proceeds from the issuance will be used for general corporate purposes including the repurchase of the Company’s common stock.

“This issuance will solidify our capital base and it will be non-dilutive to the Company’s shareholders,” said William J. Small, Chairman, President and CEO of First Defiance. “We are pleased to be able to take advantage of the pooled trust preferred structure in issuing these securities.”

The newly issued securities are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

About First Defiance Financial Corp.
First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 26 full service branches in northwest Ohio. First Insurance and Investments, with offices in Defiance and Bowling Green Ohio, specializes in property and casualty and life and group health insurance.

For more information, visit the company's Web site at www.fdef.com .

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by First Defiance Financial Corp. with the Secruities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time or on behalf of the Company.